Exhibit 99.1

LaserCard Corporation Reports Financial Results for FY07 Third Quarter

Mountain View, Calif. - Jan. 25, 2007 - LaserCard Corporation (NASDAQ:LCRD), a leading supplier of ID credentials used in biometric identification, today announced the financial results for its fiscal 2007 third quarter ended December 31, 2006.

Revenues for the third quarter of fiscal 2007 were $6.2 million, compared with $6.3 million in the prior quarter and $10.1 million in the same quarter a year ago. The net loss for the third quarter of fiscal 2007 was $3.0 million, or ($0.25) per diluted share, compared with a net loss of $2.7 million or ($0.23) per diluted share in the prior quarter, and net earnings of $1.2 million or $0.10 per diluted share in the same quarter a year ago.

LaserCard® optical memory card revenues for the quarter were $3.1 million compared with $3.3 million in the second quarter of fiscal 2007 and $7.7 million in the third quarter last year. Revenues from specialty cards and printers were $2.9 million for the third quarter of fiscal 2007 compared with $2.9 million in the prior quarter and $2.2 million in the same quarter a year ago.

LaserCard Corporation’s cash, cash equivalents, and short-term investments were $18.3 million at December 31, 2006 compared with $21.6 million at September 30, 2006.

“The decrease in quarterly revenue from a year ago and the associated loss is largely due to a delay in implementation of the Italian government’s national ID card program (Carta d’Identità Elettronica) and the resulting fall-off in orders and shipments,” said Richard Haddock, CEO of LaserCard. “We recorded no revenue for this program in the third quarter of this fiscal year versus $3.3 million for this program in the third quarter of last year. For the first nine months of this fiscal year, we recorded revenue on this program of $0.4 million versus $4.5 million for the same period last fiscal year. We expect that the work done by a special governmental commission over the past six months, including determining the price an Italian citizen will pay when issued a card, will lead to resumption of the program during calendar 2007. We continue to anticipate that the Italian government will become our largest customer as this program grows.

“We also expect to see progress on each of our other major programs in the coming months,” said Haddock. “Activity has been increasing in the national ID card program of our Middle Eastern country customer. We have delivered on orders totaling $4.2 million this fiscal year although all corresponding revenue has been deferred. We anticipate being able to begin to record revenue for these orders in our fourth quarter ending March 31, 2007.

“Regarding our U.S. government business, recent actions lead us to believe that the follow-on government contract and our resulting subcontract will be issued during February 2007 for U.S. government Green Cards and Laser Visas.

“We expect to see a rebound in our core programs during the coming months and a return to profitability next fiscal year. Our fourth quarter could be bolstered with initial shipments of orders placed under the follow-on U.S. government subcontract and the beginning of revenue recognition for our past year’s efforts in the Middle East. It is our belief that in the fourth quarter the remaining issues in Italy should be resolved clearing the path for the Company to receive additional orders for this cornerstone program with shipments beginning in either our March or June 2007 quarter,” said Haddock.

“We appreciate the hard work by our staff in the successful conversion to our new ERP management system during the third quarter, which enhances our infrastructure to support our future growth opportunities.

“Significantly, we have decided to engage a corporate strategy consulting firm to assist the Company in leveraging the success we anticipate during fiscal 2008 in order to maximize our future growth potential. As part of this effort, we will explore courses of action to identify significant new growth opportunities. In addition to seeking expansion in our optical card-based secure government ID business, we will evaluate options to develop commercial opportunities, add complementary products and enter adjacent markets," said Haddock.

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the company's fiscal 2007 third quarter results today, January 25, 2007, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. For access to the conference call, please call 517-308-9001 by 1:50 p.m. Pacific Time. A taped replay of the call will be available for one week. To access the replay, please call 203-369-3813. You will need to reference the passcode “LaserCard” and the conference leader “Richard Haddock.” To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com. The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation, a leader in secure ID solutions, manufactures and markets LaserCard® optical memory cards with Optical IDLock™, chip-ready Optical/Smart™ cards and other advanced-technology secure identification cards. The Company has sold over 35 million secure ID cards to meet the demanding requirements for border security, immigration and national identification in countries around the world, including the United States, Canada, and Italy. In addition, the Company manufactures optical card read/write drives and develops optical card system software, card-related ID subsystems and peripherals. The Company operates a wholly owned German subsidiary, Challenge Card Design Plastikkarten GmbH, which manufactures advanced-technology cards and also markets cards, system solutions, and card personalization printers under the Cards & More brand.

Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. Examples of forward-looking statements in this release include the expectations that the U.S. government will enter into a contract with its prime contractor which will in turn subcontract with the Company during February, 2007; that the Italian national citizen ID card program will resume in calendar 2007, with initial shipments occurring in the first six months of calendar 2007 and that Italy will become our largest customer; that we will begin to record revenue from our Middle Eastern customer in the fiscal 2007 fourth quarter; that we will see a rebound in our core programs and become profitable in fiscal 2008; and that we will engage a corporate strategy consulting firm to identify significant new growth opportunities to develop commercial opportunities, add complementary products and enter adjacent markets.

These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the U.S. government prior to year end commits to continue these programs, decides to have a long-term contract rather than operate on purchase orders, and chooses to retain the Company’s optical card technology and whether the prime contractor selects the Company as a subcontractor should it be awarded the U.S. government contract; the extent to which the Italian national citizen card program is fully implemented as we envision with the Company as the card vendor; whether the Middle Eastern country activates enough card issuance sites and satisfies other conditions for revenue recognition or restructures its contract so that such conditions are met; whether as a result of the foregoing we receive during fiscal 2008 significant new card orders under our Italian, U.S., and Middle Eastern country programs; whether we will be able to timely make and deliver quality cards when ordered with high yields in order to obtain solid gross margins; whether we are able to limit our operating expenses; whether there are significant new growth opportunities in our core and adjacent markets, whether we engage a strategic planning consulting firm, and, if so, whether such firm is able to identify such opportunities as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, future actual results could differ materially from the Company’s expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2006	2005	2006	2005

Revenues	$6,184	$10,077	$23,032	$25,770
Cost of product sales (includes $90 and $257 stock-based
compensation in the three and nine month periods
ended December 31, 2006)	5,397	5,890	17,252	17,250
Gross profit	787	4,187	5,780	8,520

Operating expenses:
Selling, general, and administrative expenses (includes
$334 and $805 stock-based compensation in the three
and nine month periods ended December 31, 2006 and
$34 and $101 in the three and nine month periods ended
December 31, 2005, respectively)	3,294	2,517	9,712	8,260
Research and development expenses (includes $83 and $291
stock-based compensation in the three and nine month
periods ended December 31, 2006)	763	557	2,308	1,608
Total operating expenses	4,057	3,074	12,020	9,868
Operating income (loss)	(3,270)	1,113	(6,240)	(1,348)

Other income, net	267	109	706	313

Income (loss) before income taxes	(3,003)	1,222	(5,534)	(1,035)

Income tax expense (benefit)	(25)	68	(96)	69

Net income (loss)	$(2,978)	$1,154	$(5,438)	$(1,104)

Net income (loss) per share:
Basic	$(0.25)	$0.10	$(0.46)	$(0.10)
Diluted	$(0.25)	$0.10	$(0.46)	$(0.10)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	11,827	11,375	11,803	11,358
Diluted	11,827	11,577	11,803	11,358

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December
	31, 2006	March
	(Unaudited)	31, 2006*
ASSETS
Current assets:
Cash and cash equivalents	$3,470	$2,121
Short-term investments	14,800	21,350
Accounts receivable, net of allowance	2,147	4,920
Inventories, net of reserve	10,598	8,874
Deferred contract costs	2,305	1,041
Prepaid and other current assets	1,618	1,268
Total current assets	34,938	39,574

Property and equipment, net	13,022	12,306
Deferred long-term contract costs	709	—
Equipment held for resale	6,248	5,877
Patents and other intangibles, net	893	889
Goodwill	3,321	3,321
Notes receivable	223	205
Other non-current assets	114	163
Total assets	$59,468	$62,335

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,783	$3,311
Accrued liabilities	2,283	3,118
Deferred tax liabilities	561	568
Advance payments from customers	3,904	1,772
Deferred revenue	697	459
Total current liabilities	9,228	9,228

Advance payments from customer	18,500	18,500
Deferred revenue	2,000	2,000
Long-term deferred rent	781	590
Total liabilities	30,509	30,318

Stockholders' equity:
Common stock	118	117
Additional paid-in capital	60,474	58,255
Accumulated deficit	(31,789)	(26,351)
Accumulated other comprehensive income (loss)	156	(4)
Total stockholders' equity	28,959	32,017

Total liabilities and stockholders' equity	$59,468	$62,335

*Amounts derived from audited financial statements at the date indicated.